Exhibit 16.1

June 5, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

USA

Commissioners:

We have read the statements made by Fusion Pharmaceuticals Inc. pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Fusion Pharmaceuticals Inc. dated June 5, 2020. We agree with the statements concerning PricewaterhouseCoopers LLP Canada contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Oakville, Ontario, Canada

Attachment

PricewaterhouseCoopers LLP

PwC Centre, 354 Davis Road, Suite 600, Oakville, Ontario, Canada L6J 0C5

T: +1 905 815 6300, F: +1 905 815 6499, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We dismissed PricewaterhouseCoopers LLP (an Ontario limited liability partnership), or PwC Canada, as our independent auditor on August 9, 2019, effective as of that date. We engaged PricewaterhouseCoopers LLP (a Delaware limited liability partnership), or PwC U.S., as our independent registered public accounting firm on August 9, 2019 to audit our consolidated financial statements as of and for the year ended December 31, 2018. On and subsequent to February 20, 2020, we engaged PwC U.S. to audit our consolidated financial statements as of and for the year ended December 31, 2019 and to reaudit our financial statements as of and for the year ended December 31, 2017, which had previously been audited in accordance with Canadian generally accepted auditing standards by PwC Canada. See “Risk Factors—If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.” The decision to change our independent registered public accounting firm was approved by our board of directors and was made in connection with the centralization of our accounting and finance functions in our Boston, Massachusetts office.

The report of PwC Canada dated May 15, 2018 on our consolidated financial statements as of and for the year ended December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2018 and the subsequent interim period through August 9, 2019, there were:

•

no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with PwC Canada on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC Canada, would have caused PwC Canada to make reference to the subject matter of the disagreements in its report on our consolidated financial statements as of and for the year ended December 31, 2017, and

•	no “reportable events” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto).

We provided PwC Canada with a copy of the foregoing disclosure and requested that PwC Canada furnish a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of PwC Canada’s letter, dated June 5, 2020, furnished in response to that request, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

During the two years ended December 31, 2018 and the subsequent interim period through August 9, 2019, when we engaged PwC U.S., we did not consult with PwC U.S. with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PwC U.S. concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).